EXHIBIT 99.1

Reliability Incorporated Reports Fiscal 2019 Financial and Operating Results

Rockville, MD, May 4, 2020 –Reliability Incorporated (OTC: RLBY) (“Reliability”) on Friday, May 1st announced financial results for the fiscal year ended December 31, 2019.

Key Financial Highlights:

●	Revenues for the year ended December 31, 2019 were $38.4 million, a 2% increase, as compared to $37.6 million for the prior fiscal year.
●	Gross profit was $4.1 million, a 5% increase, as compared to $3.8 million for the prior year.
●	Operating Income Before Interest, Taxes, Depreciation and Amortization was $1.3 million, a 24% increase, as compared to $1.0 million for the prior year.
●	Net profit was $195 thousand, a 49% decrease, as compared to $386 thousand for the prior year.

Nick Tsahalis, President of Reliability, stated, “I am very pleased with the progress and accomplishments we made throughout 2019, all of which had positive financial impacts. Although our net profit declined in 2019, when comparing it to 2018, we expected and budgeted for the additional costs associated with being a public company.

“We have been significantly impacted by the COVID-19 pandemic, but we have made bold decisions to cut our expenses while seamlessly continuing to provide our customary excellent service to our clients. I am hopeful that the economy can get running again quickly and employment rates tick back up. We are exploring how to best take advantage of unique opportunities with current clients as well as new and prospective clients who may be more receptive to our services after their experiences during this tragedy,” continued Mr. Tsahalis.

About Us

Reliability, Incorporated, through its subsidiary, The Maslow Media Group, Inc., is an established, U.S.-based provider of human capital management and media staffing solutions that leverage tight integration with customer systems using secure, cloud-based technology. Reliability is building a synergistic portfolio of staffing and technology companies to compliment related services and solutions. Services offered include providing on-shore and off-shore project resources, staffing and recruiting, managed services, serving as the employer of record, providing a complete suite of outsourced HR functions such as background checks, payroll management and benefits administration, and offering off-site quality management testing. Target markets include businesses in the aerospace, A&D, automotive, education, insurance, investment banking, information technology, media, oil & gas, and telecom industries, and federal, state and local governments. For additional information visit www.maslowmedia.com.

Forward-Looking Statements Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results, and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. At this time the full impact of the COVID-19 pandemic is not known. The pandemic has been and expects to be adversely impacted by the pandemic. All forward-looking statements are subject to new, unknown risks related to the pandemic and government responses for the public health. Additional risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although Reliability believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, particularly in light of the impact of the COVID-19 pandemic. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. Reliability undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

Investor Relations Contact

Andrew Barwicki

516-662-9461 / Andrew@barwicki.com